UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 16, 2017

LANDS' END, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-09769	36-2512786

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Lands’ End Lane Dodgeville, Wisconsin	53595
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (608) 935-9341
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instructions A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
New ABL Credit Facility
On November 16, 2017, Lands’ End, Inc. (the “Company”) entered into an ABL credit agreement with Wells Fargo Bank, National Association (the “ABL Credit Agreement”), which provides on the closing date for maximum borrowings of $175,000,000 for the Company, subject to a borrowing base (such facility, the “ABL Facility”). The ABL Facility has a letter of credit sub-limit of $70,000,000. The ABL Facility is available for working capital and other general corporate purposes and is currently undrawn as of the closing date. The ABL Facility will mature no later than November 16, 2022, subject to customary extension provisions provided for therein.
Guarantees; Security
All obligations under the ABL Facility are unconditionally guaranteed by the Company and, subject to certain exceptions, each of its existing and future direct and indirect wholly-owned domestic subsidiaries.
The ABL Facility is secured by (1) a first priority security interest in certain working capital of the Company and guarantors consisting primarily of accounts receivable and inventory and (2) a second priority security interest in certain property and assets of the Company and guarantors, including certain fixed assets and stock of subsidiaries.
Interest; Fees
The interest rates per annum applicable to the loans under the ABL Facility are based on a fluctuating rate of interest measured by reference to, at the Company’s election, either (1) an adjusted London inter-bank offered rate (“LIBOR”) plus a borrowing margin, or (2) an alternative base rate plus a borrowing margin. The borrowing margin for the ABL Facility is subject to adjustment based on the average daily availability under the ABL Facility for the preceding fiscal quarter, and will range from 1.25% to 1.75% in the case of LIBOR borrowings and will range from 0.50% to 1.00% in the case of base rate borrowings.

Customary agency fees are payable in respect of the ABL Facility and include (1) commitment fees in an amount equal to 0.25% of the daily unused portions of the ABL Facility, and (2) customary letter of credit fees.
Representations and Warranties; Covenants
The ABL Facility contains various representations and warranties and restrictive covenants that, among other things and subject to specified exceptions, restrict the ability of the Company and its restricted subsidiaries to incur indebtedness (including guarantees), grant liens, make investments, make restricted payments, make prepayments on other indebtedness, engage in mergers or change the nature of their business. In addition, if excess availability under the ABL Facility falls below the greater of 10% of the loan cap amount or $15 million, the Company will be required to comply with a minimum fixed charge coverage ratio of 1.0 to 1.0. The ABL Facility does not otherwise contain financial maintenance covenants.
The ABL Facility contains certain affirmative covenants, including reporting requirements, such as delivery of financial statements, certificates and notices of certain events, maintaining insurance, and providing additional guarantees and collateral in certain circumstances.
Events of Default
The ABL Facility includes customary events of default including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, cross default to certain other material indebtedness, bankruptcy and insolvency events, invalidity or impairment of guarantees or security interests, material judgments and change of control.
The foregoing description of the ABL Facility is only a summary of the material terms thereof, does not purport to be complete and is qualified in its entirety by reference to the full text of the ABL Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.
On November 16, 2017, in connection with the effectiveness of the ABL Facility, the Company terminated its existing ABL Credit Agreement, dated as of April 4, 2014, among the Company, Lands’ End Europe Limited, the financial institutions party thereto as lenders and Bank of America, N.A., as administrative agent and collateral agent, terminated all related loan documents and repaid all outstanding amounts thereunder.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information under the heading “New ABL Credit Facility” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01 Other Events.

On November 20, 2017, the Company issued a press release announcing its entry into the ABL Facility. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Description

10.1
ABL Credit Agreement, dated as of November 16, 2017, by and among, Lands’ End, Inc., as the Lead Borrower, certain subsidiaries of Lands’ End, Inc., as guarantors, the financial institutions party thereto from time to time as Lenders and Wells Fargo Bank, National Association, as Agent, L/C Issuer and Swing Line Lender

99.1	Press Release dated November 20, 2017

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDS' END, INC.

Date: November 21, 2017	By: /s/ Peter L. Gray
Name: Peter L. Gray
Title: Executive Vice President, Chief Administrative Officer and General Counsel

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1
ABL Credit Agreement, dated as of November 16, 2017, by and among, Lands’ End, Inc., as the Lead Borrower, certain subsidiaries of Lands’ End, Inc., as guarantors, the financial institutions party thereto from time to time as Lenders and Wells Fargo Bank, National Association, as Agent, L/C Issuer and Swing Line Lender

99.1	Press Release dated November 20, 2017

5